Strategic Partners Mutual Funds, Inc.
For the period ended 10/31/05
File Number 811-0805

SUB-ITEM 77D
Policies With Respect to Security Investment


Strategic Partners Managed OTC Fund and
Strategic Partners Technology Fund, each a series of

STRATEGIC PARTNERS MUTUAL FUNDS, INC.


Supplement Dated September 12, 2005 to the
Prospectus Dated August 5, 2005

The reorganizations whereby Jennison Technology Fund, a series of Jennison Sector Funds, Inc. intended to acquire the assets and assume the liabilities of each of Strategic
Partners Managed OTC Fund and Strategic Partners Technology
Fund have been cancelled. All references to such reorganizations are deleted from the prospectus.

The following language replaces the second full paragraph on page 8 of the Prospectus:

Note: Subject to Shareholder approval, the Strategic
Partners Health Sciences Fund is expected to merge into Jennison Health Sciences Fund (a series of Jennison Sector
Funds, Inc.) on or about November 18, 2005. See "Management of the Funds - Proposed Reorganizations," herein for additional information.